Exhibit 10.1

SETTLEMENT AGREEMENT

This settlement agreement (this “Agreement”) is made and entered into by and between Advanced Cannabis Solutions, Inc. (“ACS”), on the one hand, and Stephen G. Calandrella (“Calandrella”), on the other hand.

WHEREAS, an action, Advanced Cannabis Solutions, Inc. v. Stephen G. Calandrella, No. 14-cv-2649 (the “Action”), is currently pending in the District of Colorado;

WHEREAS, ACS has asserted claims against Calandrella in the Action, and Calandrella denies such claims;

WHEREAS, the Parties have engaged in arms-length settlement negotiations relating to the claims asserted by ACS against Calandrella in the Action and have reached an agreement to settle and dispose of any and all such claims;

NOW THEREFORE, in consideration of the mutual covenants, promises and conditions set forth in this Agreement, and for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, intending to be legally bound hereby, each of the Parties hereby agrees as follows:

1.     Settlement Amount.     In full and final satisfaction and settlement of the claims in the Action, Calandrella will transfer or cause to be transferred to ACS (1) 525,000 shares of ACS stock held in his name; (2) 600,000 shares of ACS stock held in the name of the Rockies Fund; and (3) all other shares of ACS stock within Calandrella’s possession, custody, control, or in which Calandrella holds a direct or indirect interest. In the event Calandrella is unable to deliver all of the number of shares specified in subparagraphs (1) and (2) of this paragraph, it is agreed that Calandrella will acquire the necessary shares of ACS stock and transfer such shares to ACS, such that Calandrella transfers or causes to be transferred, in aggregate, a total number of shares equal to the number of shares specified in subparagraphs (1) and (2) of this paragraph to ACS. For the avoidance of doubt, subparagraph (3) applies regardless. Calandrella further agrees to (1) transfer those ACS shares in his possession simultaneously with the execution and delivery of this Agreement, and (2) transfer the remaining aforementioned shares to ACS within 15 days of the execution and delivery of this Agreement.

2.     Transfer of Shares to Steve A. Miller, P.C. Profit Sharing Plan.     Pursuant to their fee arrangement, on or about September 9, 2014, Calandrella executed a stock assignment for the transfer of 50,000 shares of ACS stock to the Steve A. Miller, P.C. Profit Sharing Plan. Calandrella’s 50,000 share ACS Certificate No. 207-1 was tendered, along with Calandrella’s signed, Medallion Signature Guaranteed, Stock Assignment, to Corporate Stock Transfer in Denver, Colorado. As part of this settlement, ACS agrees to consent to this transfer of 50,000 shares of ACS stock to the Steve A. Miller, P.C. Profit Sharing Plan.

3.     Stipulation of Dismissal.     Upon ACS’ receipt of the above-mentioned shares, ACS will dismiss with prejudice its Complaint in the above-captioned case.

4.     Releases.     ACS will release and discharge Calandrella from all known and unknown charges, complaints, claims, liabilities, obligations, damages, actions, causes of action, expenses (including attorneys’ fees and costs actually incurred), and punitive damages, of any nature whatsoever, known or unknown, which ACS has, or may have had, against Calandrella, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from (1) the purchase, transfer, or sale of ACS stock by Calandrella between June 1, 2013 and January 31, 2014 or (2) Calandrella’s consulting relationship with ACS, provided that Calandrella acted reasonably and in the best interests of ACS. Calandrella will release and discharge ACS, including its officers and directors, from all known and unknown charges, complaints, claims, liabilities, obligations, damages, actions, causes of action, expenses (including attorneys’ fees and costs actually incurred), and punitive damages, of any nature whatsoever, known or unknown, which Calandrella has, or may have had, against ACS, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from the purchase, sale, or transfer of ACS stock by Calandrella between June 1, 2013 and January 31, 2014.

5.     Representations.     Calandrella represents to ACS that (1) Calandrella does not hold more than 525,000 shares of ACS stock in his name; and (2) The Rockies Fund, Inc. does not hold more than 600,000 shares of ACS stock in its name. Calandrella also represents to ACS that, with the exception of the aforementioned shares, Calandrella does not own, possess, control, or have a direct or indirect interest in any other ACS shares of stock. ACS’ release of liability to Calandrella is conditioned on Calandrella’s representations as described in this paragraph. If any of those representations are false or inaccurate, without regard to materiality, ACS does not and will not release Calandrella for any liability.

6.     Governing Law.     This Agreement shall be governed by and construed under the laws of the State of Colorado, without giving effect to any choice of law or conflict of law provision or rule that would direct the application of the laws of any jurisdiction other than the State of Colorado.

7.     Entire Agreement.     This Agreement, together with its exhibits, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral.

8.     Amendment.     This Agreement may be amended only by an instrument in writing signed by duly authorized representatives of the Parties

9.     Severability.     If any term or provision of this Agreement is invalid, illegal, or incapable of being enforced because of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

10.  Miscellaneous.     The provisions of this Agreement shall bind the Parties and their agents, successors, and assigns. The Agreement does not create any additional or independent obligations on the Parties, their agents, officers, directors, or employees, other than the obligations identified herein.

IN WITNESS WHEREOF, the Parties or their authorized representatives have executed this agreement this 2nd day of December, 2014.

Advanced Cannabis Solutions, Inc.

By:	/s/ Robert L. Frichtel
Name:	Robert L. Frichtel
Title:	CEO

Stephen G. Calandrella

By:	/s/ Stephen G. Calandrella
Name:	Stephen G. Calandrella

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